Exhibit 10.10
POTLATCHDELTIC CORPORATION
AMENDED RESTRICTED STOCK UNIT AWARD NOTICE
2019 LONG-TERM INCENTIVE PLAN
PotlatchDeltic Corporation, a Delaware corporation (the “Company”), has granted you an Award (the “Award”) of Restricted Stock Units pursuant to Section 7 of the PotlatchDeltic Corporation 2019 Long-Term Incentive Plan (the “Plan”). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”), the Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Plan, which are attached or available as provided below and incorporated into the Award Notice in their entirety. In connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among Rayonier Inc. (“Buyer”), Redwood Merger Sub, LLC and the Company, dated October 13, 2025 (the “Merger”), the Plan and the Award were assumed by Buyer as contemplated by the Merger Agreement, and, following such assumption, references to the Company and its shares of Common Stock in the Award Notice and Award Agreement shall refer instead to Buyer and its shares of common stock.

Participant:
Grant Date:
Settlement Date:	[third anniversary of Grant Date]
Number of Restricted Stock Units:
Vesting Schedule: Unless otherwise provided in the Award Agreement, the Restricted Stock Units will vest with respect to the number of Restricted Stock Units on the Vesting Date indicated below, provided that you do not experience a Termination of Service prior to the Vesting Date:

	Vesting Date			Number of Restricted Stock Units Vesting
[		, 20	]
Deferral: As provided in the Award Agreement, if you elect to defer the issuance of shares of Common Stock under this Award as provided in Section 5 of the Award Agreement, such shares shall be issued as set forth in the deferral election form or agreement that you enter into with the Company.
Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Award Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject. You also acknowledge that you have received and read the PotlatchDeltic Corporation Securities Law Compliance and Insider Trading Policy, a copy of which is attached to this Award Notice.

POTLATCHDELTIC CORPORATION	PARTICIPANT
[Participant Name]
By:	Taxpayer ID:
Its:

Additional Documents:	Date:
1. Restricted Stock Unit Award Agreement
2. 2019 Long-Term Incentive Plan	Address:
3. Plan Summary
4. Securities Law Compliance and Insider Trading Policy

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POTLATCHDELTIC CORPORATION	PARTICIPANT
[Participant Name]
By:	Taxpayer ID:
Its:

Additional Documents:	Date:
1. Restricted Stock Unit Award Agreement
2. 2019 Long-Term Incentive Plan	Address:
3. Plan Summary
4. Securities Law Compliance and Insider Trading Policy

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POTLATCHDELTIC CORPORATION
AMENDED RESTRICTED STOCK UNIT AWARD AGREEMENT
2019 LONG-TERM INCENTIVE PLAN
Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Award Agreement”), PotlatchDeltic Corporation, a Delaware corporation (the “Company”), has granted you an Award (the “Award”) of Restricted Stock Units pursuant to Section 7 of the 2019 Long-Term Incentive Plan (the “Plan”), for the number of Restricted Stock Units indicated in your Award Notice.
The details of the Award are as follows:
1.Definitions
In addition to the terms defined elsewhere in this Award Agreement, the following terms used in this Award Agreement shall have the meanings set forth in this Section 1. Capitalized terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.
(a)“Good Reason” means the existence of any one or more of the following conditions without your express written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution of your duties or responsibilities as in effect immediately prior to such assignment; provided, however, that, for the avoidance of doubt, a change in your title or reporting relationships shall not constitute Good Reason; (ii) a material reduction in your annual base salary, as determined by taking into account the annual base salary in effect immediately prior to such reduction (and as may have been increased after the date of a Change in Control); (iii) a material reduction in your aggregate employee benefit opportunities provided under material Benefit Plans, as determined by taking into account, in the aggregate, such opportunities in effect immediately prior to such reduction (and as may have been increased after the date of a Change in Control), unless such reduction is part of an across-the-board reduction of employee benefit opportunities for substantially all similarly-situated employees of the Company as of the time of such reduction; (iv) a relocation of your business office to a location more than 50 miles from the location at which you perform duties as of the date such relocation requirement or request is communicated to you by the Company, except for required business travel to an extent substantially consistent with your business travel obligations prior to such date; or (v) a material breach by the Company of any material written agreement between you and the Company concerning the terms and conditions of your employment or other service relationship with the Company. For purposes of this definition of “Good Reason,” the term “Company” includes any Related Company or Successor Company, as applicable, and the term “Benefit Plan” means any cash or equity-based incentive plan, qualified and nonqualified employee benefit plan or any employee welfare plan of the Company.
Notwithstanding any other provision of this Award Agreement to the contrary, you shall not be deemed to have experienced a Termination of Service due to Good Reason unless (i) you notify the Company in writing of the condition that you believe constitutes Good Reason within thirty (30) days of the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy or cause to be remedied such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) you terminate your service relationship with the Company (and its Related Companies) within sixty (60) days after the end of the Remedial Period. Your failure to include in the notice any fact or circumstance that contributes to a showing of Good Reason shall not waive any right you have hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.
(b)“Grant Date” means the date set forth in the Award Notice.
(c)“Settlement Date” has the meaning set forth in the Award Notice.
(d)“Shares” means the shares of Common Stock that you receive pursuant to settlement of this Award.
2.Vesting
(a)General

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The Award will vest and become payable according to the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). One share of Common Stock will be issuable for each Restricted Stock Unit that vests and becomes payable. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) and become payable in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Stock Units”). Except as otherwise provided in this Award Agreement, the Award will terminate and the Stock Units will be subject to forfeiture upon your Termination of Service as set forth in Section 2(b).
(b)Termination of Service - General
Except as otherwise provided in Section 2(d) below, upon your Termination of Service for any reason (other than death, Disability or Retirement) on or prior to the last day of the Vesting Schedule, any portion of the Award that has not vested will immediately terminate and all Unvested Units shall immediately be forfeited without payment of any further consideration to you.
(c)Termination of Service Due to Death, Disability or Retirement
If your Termination of Service is due to your death, Disability or Retirement, and the Award provides for vesting in its entirety as of a single date, you (or, in the case of your death, your designated beneficiary or representative) will be entitled to a prorated number of the Stock Units based on the number of months completed in the Vesting Schedule as of the date of your termination divided by the total number of months in the Vesting Schedule. If the Award vests ratably during the term of the Vesting Schedule, you will receive the next tranche of Stock Units scheduled to vest.
(d)Change in Control
If you experience a Termination of Service due to a termination by the Company or a Related Company, as applicable, without Cause (including, without limitation, a Termination of Service due to mandatory Retirement) or by you for Good Reason within one month prior to or 24 months following the effective date of a Change in Control, the Stock Units shall become immediately vested in full and payable in accordance with Section 3(b) below.
3.Settlement of Awards
(a)General
Except as otherwise provided in this Award Agreement, as soon as practicable following the Settlement Date (but in any event within sixty (60) days following the Settlement Date) attributable to the Vested Units, the Company will settle any Vested Units by issuing to you one share of Common Stock for each Vested Unit and, as applicable, one share of Common Stock for each Vested Unit that corresponds to an accrued dividend equivalent. Any Vested Units payable to you (including Shares payable pursuant to Section 4 below) shall be paid solely in shares of Common Stock. Any fractional share will be rounded down to the closest whole share.
(b)Change in Control
The Company will settle any Unvested Units that become Vested Units pursuant to Section 2(d) above by issuing to you one share of Common Stock for each Vested Unit and, as applicable, one share of Common Stock for each Vested Unit that corresponds to an accrued dividend equivalent as soon as practicable (but in no event later than the 60th day) after the Unvested Units become Vested Units, provided that if this Award provides deferred compensation subject to Section 409A, the Vested Units will be settled at the same time and in the same form as the Vested Units would have been settled had no Change in Control occurred.
(c)Deferral; Limitations

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If you elect to defer issuance of shares of Common Stock under this Award as provided in Section 5, such shares shall be issued as set forth in the deferral election form or agreement that you enter into with the Company. Notwithstanding anything to the contrary in this Award Agreement, you shall not receive shares of Common Stock pursuant to this Award Agreement to the extent the settlement of the Award would result in a violation of the stock ownership limitations set forth in the Company’s Restated Certificate of Incorporation or would impair the Company’s status as a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.
4.Dividend Equivalents
This Award shall be credited with dividend equivalents for any dividends declared and paid with respect to the Common Stock after the Grant Date and before the date the Restricted Stock Units are settled pursuant to Section 3 above. Prior to the date the Restricted Stock Units are settled pursuant to Section 3 above (unless the Restricted Stock Units are forfeited), dividend equivalents shall be converted into additional Restricted Stock Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of shares equal to the number of Restricted Stock Units subject to this Award by (ii) the Fair Market Value per share of the Common Stock on the applicable dividend payment date. Such additional Restricted Stock Units shall be forfeited or vest and be settled in the same manner as the underlying Restricted Stock Units to which they relate.
5.Deferral
Subject to Section 15.5(a) of the Plan, you may elect to defer delivery of the shares of Common Stock that otherwise would be due by virtue of the satisfaction of the requirements for issuance of shares of Common Stock under this Award Agreement. The Committee shall, in its sole discretion, establish the rules and procedures for such deferral elections and payment deferrals.
6.Securities Law Compliance
(a)You represent and warrant that you (i) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (ii) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (iii) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.
(b)You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.
(c)You understand that the Company is under no obligation to register or qualify the Shares with any securities or other governmental authority and is not required to seek approval or clearance from any such authority for the issuance or sale of the Shares. You further understand that the Company has no obligation to you to maintain any registration of the Shares with the Securities Exchange Commission and has not represented to you that it will so maintain registration of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.
(d)You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Award Agreement or the breach by you of any terms or conditions of this Award Agreement.
7.Transfer Restrictions
Except as otherwise provided in this Award Agreement, neither the Award nor any right or privilege conferred by this Award Agreement shall be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any purpose) or transferred by you or made subject to attachment or similar proceedings, whether voluntarily or by operation of law, other than by will or by the applicable laws of descent and

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distribution. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred by this Award Agreement, contrary to the provisions of this Section 7, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred by this Award Agreement, the Award and the rights and privileges conferred by this Award Agreement shall immediately become null and void. Notwithstanding anything to the contrary in this Award Agreement, you may designate one or more beneficiaries on a Company-approved form who may receive payment under this Award after your death.
8.No Rights as Stockholder
You shall not be entitled to any cash dividends, voting, or other rights of a stockholder unless and until the date of issuance of the shares of Common Stock that are the subject to the Award.
9.Tax Withholding and Other Obligations
(a)[You are ultimately responsible for all taxes owed in connection with this Award, including any tax withholding obligations, regardless of any action the Company or any Related Company takes with respect to any such tax withholding obligations that arise in connection with this Award. As a condition to the issuance of shares of Common Stock pursuant to this Award, you agree to make arrangements satisfactory to the Company for the payment of the tax withholding obligations that arise upon receipt of the Shares or otherwise and any other obligations.
(b)Your acceptance of this Award constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of Shares from those Shares issuable to you in payment of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligations that arise upon receipt of the Shares. Such Shares will be sold on the day such tax withholding obligations arise, or as soon thereafter as practicable. You will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your tax withholding obligations, the Company agrees to pay such excess in cash to you through payroll as soon as practicable. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your tax withholding obligations. Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligations that is not satisfied by the sale of Shares described above. You acknowledge that this paragraph (b) is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c), and that you are not aware of any material, nonpublic information with respect to the Company or any securities of the Company as of the date you accept this Award.
(c)The Company may refuse to issue any shares of Common Stock to you until you satisfy the tax withholding obligations and any other obligations. Notwithstanding the foregoing, the Company may withhold from the shares of Common Stock otherwise payable to you with respect to your Vested Units the number of whole shares of Common Stock required to satisfy the minimum applicable tax withholding obligations and any other obligations, the number to be determined by the Company based on the Fair Market Value of the Common Stock on the date the Company is required to withhold. Also notwithstanding the foregoing, to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to you, an amount sufficient to satisfy the tax withholding obligations and any other obligations.]
(a)[You understand that under United States federal tax laws in effect on the Grant Date, you will have taxable compensation income when the Award is no longer subject to a substantial risk of forfeiture and/or at the time of issuance or payment [of the Shares based on the Fair Market Value] of the Shares. You are ultimately responsible for, and agree that this Section 9 applies to, all taxes owed in connection with the Award (e.g., at grant, vesting, when the Award is no longer subject to a substantial risk of forfeiture, and/or upon issuance or payment of the Shares), including any federal, state, local or foreign taxes of any kind required by law to be withheld by the Company or a Related Company in connection with the Award, including FICA or any other tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company or any Related Company takes with respect to any such Tax Withholding Obligation. The Company makes no representation or undertaking regarding the adequacy of any tax withholding made in connection with the Award. The Company has no obligation to deliver Shares pursuant to the Award until you have satisfied the Tax Withholding Obligation.

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(b)[If made available by the Company, you may satisfy your obligations set forth in Section 9(a) and other specified tax obligations, by irrevocably appointing any brokerage firm designated by the Company for such purpose as your agent, in accordance with a written appointment and authorization in the form provided by the Company (an “Appointment and Authorization”).]
(c) [Only if you have not adopted an Appointment and Authorization pursuant to Section 9(b),] in order to satisfy your obligations set forth in Section 9(a) [and other specified tax obligations], you hereby irrevocably appoint any brokerage firm [designated by][acceptable to] the Company for such purpose (the “Agent”) as your Agent, and authorize the Agent, to:
(i) Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Units, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the amount of any Tax Withholding Obligation and all applicable fees and commissions due to, or required to be collected by, the Agent;
(ii) Remit directly to the Company the cash amount necessary to cover the payment of such Tax Withholding Obligation, as of such date;
(iii) Retain the amount required to cover all applicable brokerage fees, commissions and other costs of sale due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (i) above; and
(iv) Remit any remaining funds to you.
As of the date of execution of the Award Notice, you represent and warrant that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company; are not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales as provided herein; do not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected pursuant to this Section 9[(c)][(b)]; and are entering into this Section 9[(c)][(b)] of this Award Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange Act. It is the intent of the parties that this Section 9[(c)][(b)] comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Award Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act. [For clarity, the appointment and authorization set forth in this Section 9(c) shall not be effective if you have adopted an Appointment and Authorization pursuant to Section 9(b).]
You understand that the Agent may effect sales as provided in clause (i) above jointly with sales for other employees of the Company and that the average price for executions resulting from bunched orders will be assigned to your account. You acknowledge that neither the Company nor the Agent is under any obligation to arrange for such sales at any particular price, and that the proceeds of any such sales may not be sufficient to satisfy your Tax Withholding Obligation. In addition, you acknowledge that it may not be possible to sell Shares as provided by this Section 9[(c)][(b)] due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the Nasdaq Stock Market or other exchange where the Shares may be traded. In the event of the Agent’s inability to sell any Shares or that number of Shares sufficient to cover your Tax Withholding Obligation, you will continue to be responsible for payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld.
You acknowledge that regardless of any other term or condition of this Award Agreement, neither the Agent nor the Company will be liable to you for (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond the Agent’s reasonable control.
You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent or the Company reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 9[(c)][(b)]. The Agent is a third party beneficiary of this Section 9[(c)][(b)].

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Notwithstanding the foregoing terms of this Section 9[(c)][(b)], if you are subject to “blackout periods” under the Company’s Securities Law Compliance and Insider Trading Policy and you execute the Award Notice during a “blackout period,” your agreement to the terms of this Section 9[(c)][(b)] will not be deemed effective and you will be required to and responsible for ensuring that you agree to the terms of this Section 9[(c)][(b)] at a time that is outside of a “blackout period.”
(d) Notwithstanding the foregoing, to the maximum extent permitted by law [and to the extent the Tax Withholding Obligation has not been satisfied pursuant to Section 9(b) or 9(c)], the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to you, a number of whole Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation, and you hereby authorize the Company to do so (which Shares may be withheld up to the applicable minimum required tax withholding rate or such other applicable rate to avoid adverse treatment for financial accounting purposes).
(e) Furthermore, you acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Withholding Obligations or tax treatment in connection with any aspect of the Award, including but not limited to, the grant, vesting, when the Shares are no longer subject to a substantial risk of forfeiture, the issuance or payment of Shares, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax Withholding Obligations or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for Tax Withholding Obligations in more than one jurisdiction.]
10.Limitations on Payments under Certain Circumstances
(a)Notwithstanding any other provision under this Award Agreement, in the event that you become entitled to receive or receive any payments or benefits under an Award or under any other plan, agreement, program or arrangement with the Company or any Related Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 10(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to you either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 10(c) below (if applicable), you shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.
(b)All computations and determinations called for by Sections 10(a) and 10(b) shall be made and reported in writing to the Company and you by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and you. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.
(c)In the event that Section 10(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides you with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

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11.Independent Tax Advice
You acknowledge that determining the actual tax consequences to you of receiving this Award and Shares hereunder and deferring or disposing of shares of Common Stock may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving this Award and receiving or disposing of the Shares. Prior to executing the Award Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of this Award and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.
12.Recovery of Compensation
By executing the Award Notice, you acknowledge and agree that, in accordance with Section 13 of the Plan, the Award shall be subject to (a) the Potlatch Corporation Incentive Compensation Recovery Policy as it may be amended from time to time, and (b) any other compensation recovery policies as may be adopted from time to time by the Company to comply with applicable law and/or stock exchange requirements, or otherwise, to the extent determined by the Committee in its discretion to be applicable to you.
13.General Provisions
(a)Compliance with Laws and Regulations
This Award Agreement is subject to Section 15.5 of the Plan.
(b)No Employment Rights
Nothing in this Award Agreement shall be construed as giving you the right to be retained as an employee or as impairing the rights of the Company or a Related Company to terminate your employment or other service relationship at any time, with or without Cause.
(c)Relationship to Other Benefits
Stock Units shall not be taken into account in determining any benefits under any pension, savings, disability, severance, group insurance or any other pay-related plan of the Company or any Related Company.
(d)Undertaking
You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Stock Units pursuant to the express provisions of this Award Agreement.
(e)Successors and Assigns
The provisions of this Award Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Award Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
(f)Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards that may be granted under the Plan by electronic means or request your consent to participate in the

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Plan by electronic means. By executing the Award Notice, you hereby consent to receive such documents by electronic delivery and, if requested, you agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(g)Interpretation; Choice of Law and Venue
The Award, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. By executing the Award Notice, you irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington. If there is any discrepancy between the terms and conditions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

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